                                                         REGISTRATION NO. 333 --

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1998
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            HELM CAPITAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                     13-3256265
-------------------------------             ------------------------------------
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

537 STEAMBOAT ROAD, GREENWICH, CT  06830             (203) 629-1400
--------------------------------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            HERBERT M. PEARLMAN, PRESIDENT, HELM CAPITAL GROUP, INC.
             537 STEAMBOAT ROAD, GREENWICH, CT 06830 (203) 629-1400
            --------------------------------------------------------
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                             CLARE J. ATTURA, ESQ.,
                     537 STEAMBOAT ROAD, GREENWICH, CT 06830
                        (203) 629-1400 FAX (203) 629-1961

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Act, please check the following box and list the Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
TITLE OF EACH                       PROPOSED        PROPOSED
CLASS                               MAXIMUM          MAXIMUM
SECURITIES           AMOUNT         OFFERING         AGGREGATE        AMOUNT OF
TO BE                TO BE           PRICE           OFFERING       REGISTRATION
REGISTERED         REGISTERED       PER UNIT           PRICE           FEE
--------------------------------------------------------------------------------
Common Stock       2,547,792       $ .9375(2)       $2,388,555       $723.80
Common Stock         112,945           .96(3)          108,427         32.86
Common Stock         100,000           .94(3)           94,000         28.48
Common Stock       1,439,979           .96(3)        1,382,380        418.90
Common Stock         212,766           .94(3)          200,000         60.61
Common Stock         650,000          1.25(3)          812,500        246.21
Common Stock         200,000          1.10(3)          220,000         66.67
Common Stock          60,000          1.00(3)           60,000         18.18
Common Stock          86,098          1.25(3)          107,622         32.61

        Total      5,409,580                        $5,373,484     $1,628.32

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c), the offering is based upon the average of the high and low prices reported on the American Stock Exchange on April 30, 1998 (being within 5 business days prior to the date of the filing of this registration statement).

(3) The Offering Price per share is calculated pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            HELM CAPITAL GROUP, INC.

                        5,409,580 Shares of Common Stock

        This Prospectus relates to the offer and sale of 5,409,580 shares of common stock of Helm Capital Group, Inc. (the "Company"), $.01 par value per share (the "Common Stock"), 3,872,668 are being offered by the Company and 1,536,912 are being offered for the account of the Selling Stockholders identified herein as follows:

296,399 shares of Common Stock (the "Interest Shares") issued as payment of interest to holders of the Company's 14% promissory notes due January 31, 1996 (the "Notes");

112,945 shares of Common Stock (the "Class A Warrant Shares") reserved for issuance upon exercise of Class A Common Stock Purchase Warrants ("Class A Warrants") entitling the holders thereof to purchase a total of 112,945 shares of Common Stock. The 112,945 shares underlying the Class A Warrants have an exercise price of $.96 per share. The Class A Warrants expire January 31, 1999;

100,000 shares of Common Stock (the "Class B Warrant Shares") reserved for issuance upon exercise of Class B Common Stock Purchase Warrants ("Class B Warrants") entitling the holders thereof to purchase a total of 100,000 shares of Common Stock. The 100,000 shares underlying the Class B Warrants have an exercise price of $.94 per share. The Class B Warrants expire January 31, 1999;

1,439,979 shares of Common Stock (the "Series A Conversion Shares") reserved for issuance upon conversion of 13,795 shares of Series A 8% Cumulative Convertible Preferred Stock ("Preferred Stock A"). The stated value of the Preferred Stock A is $100.00 per share, and the conversion price is $.96.

212,766 shares of Common Stock (the "Series B Conversion Shares") reserved for issuance upon conversion of 13,795 shares of Series B 8% Cumulative Convertible Preferred Stock ("Preferred Stock B"). The stated value of the Preferred Stock B is $100.00 per share, and the conversion price is $.90.

84,474 shares of Common Stock (the "Directors Shares") issued as partial payment for annual directors' fees;

60,000 shares of Common Stock (the "Directors Option Shares") reserved for issuance upon exercise of options (the "Directors Options") granted to the Company's non-employee directors as partial payment for annual directors' fees;

1,010,880 shares of Common Stock (the "Preferred Stock Dividend Shares") reserved for issuance as payment of the dividend payable on outstanding shares of Preferred Stock A and Preferred Stock B. Each share of Preferred Stock A and Preferred Stock B provides for cumulative annual dividends of $8.00, payable semi-annually on June 30 and December 31. The dividends are payable, at the discretion of the Company, in cash, shares of Common Stock, or in other Company securities, including debt and preferred stock convertible into shares of Common Stock;

650,000 shares of Common Stock (the "Mezzanine Financial Notes, Series A Conversion Shares") reserved for issuance upon conversion of $812,500 principal amount of 9-1/2% Senior Convertible Notes, Series A (the "Mezzanine Notes"), of Mezzanine Financial Corp., a wholly owned subsidiary of the Company, at a conversion price of $1.25 per share;

100,000 (the "SGI Shares") sold by the Company in a private placement to Strategic Growth International, Inc., the Company's public relations advisor, and two principals thereof;

200,000 shares (the "SGI Warrant Shares") reserved for issuance upon the exercise of common stock purchase warrants granted to Strategic Growth International, Inc. and two principals thereof (the "SGI Warrants"). 100,000 SGI Warrants granted to each of the principals are exercisable at $1.10 per share, and expire on September 3, 2000;

86,098 shares of Common Stock (the "1996 Warrant Shares") reserved for issuance upon the exercise of common stock purchase warrants (the "1996 Warrants") entitling the holder thereof to purchase a total of 86,098 shares of Common Stock at an exercise price of $1.25 per share. The 1996 Warrants expire December 15, 2006;

810,812 shares of Common Stock (the "Settlement Shares") issued to several creditors of the Company in settlement of indebtedness; and

245,227 additional shares held by Gerson I. Fox, the holder of more than 10% of the Company's Common Stock (the "Fox Shares").

        The holders of the Securities are hereinafter referred to as the "Selling Stockholders." The Class A Warrants, the Class B Warrants, the Directors Options, the 1996 Warrants and the SGI Warrants are hereinafter collectively referred to as the "Warrant Securities." The Preferred Stock A, the Preferred Stock B and the Mezzanine Notes are hereinafter collectively referred to as the "Convertible Securities."

        The Securities offered hereby are being offered to permit the sale of the Securities by the Selling Stockholders and the issuance of registered stock by the Company as Preferred Stock Dividend Shares, and upon exercise of the Warrants Securities and upon conversion of the Convertible Securities. Additionally, the Securities offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors in interest, on the AMEX (or such other exchange on which the Securities are listed at the time of sale) in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions.

        Additionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Securities who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

        This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrant Securities and the Convertible Securities, which shares are being registered pursuant to Rule 416 promulgated under the Act.

        Other than proceeds equal to the aggregate exercise price of the Warrant Securities exercised, if any, the Company will not receive any proceeds from the sale of Common Stock offered hereby. The Company's Common Stock is presently listed on the AMEX under the symbol "HHH." The closing price for the Common Stock on the AMEX on April 30, 1998 was $.9375.

                        SEE "SPECIAL CONSIDERATIONS" FOR
           CERTAIN MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May 6, 1998.

No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                              AVAILABLE INFORMATION

Helm Capital Group, Inc. (formerly "Helm Resources, Inc.")(the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549; and at the regional offices of the Commission at: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10001. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. The Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act with the Commission, covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.


                                  ------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company (Commission File No. 1-9547) incorporates by reference into this Prospectus the following documents and portions of documents:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

2. The definitive Proxy Statement of the Company date July 15, 1997, relating to the 1996 Annual Meeting of Stockholders.

3. All other reports filed pursuant to Section 13(a) or Section 15(d) of the 1934 Act since the date of this Prospectus.

4. A description of the Common Stock as set forth in Registration Statement Form 8-A filed with the Commission on January 6, 1982.

        All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to Clare J. Attura, Helm Capital Group, Inc., 537 Steamboat Road, Greenwich, CT 06830 (telephone: (203) 629-1400).

                                  ------------


                                  THE COMPANY

         HELM CAPITAL GROUP, INC. (the "Company") provides financial services and management assistance to small and mid-market companies and, in recent years, has developed and oversees the management of various business enterprises. Currently, the Company, through a wholly-owned subsidiary, two affiliated companies and an investment, is engaged in several business activities.

         Through a newly formed wholly owned subsidiary, MEZZANINE FINANCIAL CORP. ("Mezzanine"), a Delaware corporation, the Company is engaged in the business of making collateralized loans to small businesses.

         In addition, a 15.5% owned affiliate and a public company, INTERSYSTEMS, INC. (together with its wholly owned subsidiaries, hereinafter "ISI"), designs, manufactures, sells and leases various agricultural and industrial products primarily used in handling, cleaning and weighing of grain products and for sampling the quality and grade of various industrial and agricultural products through a subsidiary, INTERSYSTEMS, INC., A NEBRASKA CORPORATION, and provides custom resin compounding services for thermoplastic resin producers through a subsidiary, CHEMTRUSION, INC.

         Finally, through a 19.4% ownership in CORE CAPITAL, INC. ("CCI") (formerly known as Professionals' Financial Services, Inc.), a privately held Delaware corporation, and its two wholly owned subsidiaries, MEDIFIN, INC. AND PROFESSIONAL FACTORS, INC., based in Red Bank, New Jersey, the Company is engaged in the business of providing credit and related services through the purchase of accounts receivables of health care and other commercial enterprises.

         The Company maintains a $200,000 limited partnership interest IN THE MEZZANINE FINANCIAL FUND, L.P., a Delaware limited partnership which makes collateralized loans to companies in a manner similar to Mezzanine Financial Corp.

             The Company is a Delaware corporation with its principal offices at 537 Steamboat Road, Greenwich, Connecticut 06830. Its telephone number is (203) 629-1400. Following the sale of Interpak, the Company changed its name from Helm Resources, Inc. to Helm Capital Group, Inc. to reflect its new focus as a financial services company. Set forth below is a discussion of the principal subsidiary, affiliates and investment of Helm Capital Group, Inc.

                             SPECIAL CONSIDERATIONS

        All prospective investors should consider carefully, among other things, the following factors before purchasing any securities offered hereby:

HISTORICAL OPERATING LOSSES; LIMITED CAPITAL. Interpak Terminals, the Company's primary operation, was sold in July 1997 and its operations and the gain on the sale are included in discontinued operations for the year ended December 31, 1997.

                The Company's revenues for 1997 and 1996 consist primarily of participating interests in seismic data sales which have declined over the past several years and are not expected to result in significant revenue in the future. Future revenues are expected to be derived primarily from the Company's focus on financial services.

                Income from continuing operations was $277,000 in 1997 compared to a loss of $301,000 for 1996 or a net increase in income of $578,000 which is primarily attributable to the Company's share of the increase in the underlying equity of InterSystems, Inc.

                Discontinued operations had income of $2,442,000 in 1997, of which $2,324,000 was the gain on the sale of Interpak, compared to a loss of $837,000 in 1996 which was attributable in part to a loss of $409,000 relating to Interpak Terminals, as well as to the Company's $428,000 share in the loss from discontinued operations of InterSystems.

                The Company's limited revenues and reliance on the revenues of its new business activities in the financial services area subjects the Company to a number of risks, including limited access to capital, uncertain markets and competition. There can be no assurance that the Company's existing capital and cash flow from operations will be sufficient to meet its working capital needs in the future should operating losses continue. Furthermore, there can be no assurance that the Company will be able to obtain additional necessary capital through debt or equity financings, or bank lines of credit, nor can be any assurance that the Company will be profitable in the future.

        OPERATING RISKS AND CAPITAL NEEDS OF SUBSIDIARIES AND AFFILIATES.
The operations of the Company are subject principally to the risks inherent in the business operations of its subsidiaries and affiliates, most of which are beyond the control of the Company. In the past, the Company's results of operations were greatly effected by risks inherent in the business of Interpak Terminals, Inc. While that subsidiary has been sold, the Company's primary business focus at this time is with the development of Mezzanine Financial Corp. which is a start-up business. Although management of the Company has had experience in developing the Fund, which essentially is in the same business as Mezzanine, no assurance can be given that management will be able to successfully develop the business of Mezzanine.

         Similarly, ISI's operating subsidiaries are subject to risks. For the year ended December 31, 1997, ISI reported income from continuing operations of $419,000 and a net profit for the year of $569,000, as compared to a loss from continuing operations of ($399,000) and a net loss of ($2,319,000) for the year ended December 31, 1996. The net profit for the year ended December 31, 1997 included a $150,000 gain from discontinued operations due to the reversal of over-accruals arising from the 1996 disposal of ISI's Tropical Systems, Inc. subsidiary, as compared to a loss from discontinued operations of ($1,920,000) for the year ended December 31, 1996, of which ($1,440,000) was incurred on the disposal of Tropical.

        CONTROL BY MANAGEMENT AND INTERLOCKING DIRECTORATES. Officers and directors of Helm currently own approximately 24% of the Company's outstanding Common Stock. Helm currently owns 15.5% of the common stock of ISI, and officers and directors of Helm who are also officers and directors of ISI, in the aggregate own approximately another 6% of the outstanding common stock of the ISI. Such a concentration of effective voting power and control could serve to perpetuate management. In addition, four directors of ISI are also directors of Helm, and directors of Helm also sit on the board of the corporate general partner of the

Fund, and on the board of Mezzanine and Core Capital. The overlap of directors of the both companies creates inherent conflicts of interests.

        MARKET FOR THE COMMON STOCK; SHARES ELIGIBLE FOR FUTURE SALE. The Common Stock is currently traded on the American Stock Exchange. However, there is no assurance that an active trading market in the Common Stock will continue. Accordingly, no assurance can be given that a holder of the Common Stock will be able to sell the Common Stock in the future or as to the price at which the Common Stock might trade. The liquidity of the market will depend upon the number of holders thereof, the interest of the securities dealers in making a market in the Common Stock and other factors beyond the Company's control.

        As of May 1, 1998, there were 3,743,937 shares of Common Stock outstanding. In addition to the Warrant Securities and Conversion Securities to be issued, there are 178,030 shares of Common Stock issuable upon conversion of outstanding debentures (which have a current conversion price of $6.60 per share), 23,668 shares of Common Stock reserved for issuance under the Company's employee stock option plan (all of which are out of the money), and 416,667 shares of Common Stock issuable upon the exercise of other non-plan options. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

        ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-Laws include provisions that may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, of which approximately 15,000 shares in the form of Preferred Stock A and Preferred Stock B are issued and outstanding. As a result, the Board of Directors could, without stockholder approval, issue preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could be used to prevent a third party from acquiring control of the Company.

        DIVIDEND POLICY. The Company has paid no cash dividends since inception. The Company intends to retain all of its earnings to support the development of its business and does not anticipate paying any cash dividends for the forseeable future.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders hereby. It will receive the aggregate exercise price of the Warrant Securities, estimated to be approximately $590,050. The Warrant Securities are being registered to provide the holders thereof with freely tradeable Common Stock upon exercise. The Company does not know whether any of the Warrant Securities will be exercised, and therefore has made no specific plans to utilize the proceeds, if any, from such exercise. If any Warrant Securities are exercised, the Company intends to use the proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

        The following table provides information as of May 1, 1998 with respect to the name of each Selling Stockholder (Column 1), the number and percentage of shares of Common Stock held by each Selling Stockholder prior to the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 2), the number of shares of Common Stock which are offered hereby (Column 3) and the number and percentage of shares of Common Stock which will be held by each Selling Stockholder after the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column
4). Because the Selling Stockholders may sell all or a portion of their Common Stock offered hereby, and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Stockholders will offer and sell all of the Common Stock offered for sale hereby and not acquire any other securities issued by the Company.

                                     SHARES/%                 SHARES                SHARES/%
                                     BENEFICIALLY             OFFERED               BENEFICIALLY
                                     OWNED PRIOR              PURSUANT              OWNED AFTER
NAME                                 TO OFFERING(1)           HERETO                OFFERING
----                                 --------------           ------                --------
Herbert M                           1,284,603/28.6%            738,205                546,398/14%
Pearlman(2)

David Lawi(3)                           666,551/16%            382,246               284,305/7.9%

Sheryl Pearlman(4)                     130,869/3.4%            108,283                   22,586/+

Julia Pearlman(5)                          13,929/+             11,945                    1,984/+

Estate of Albert                           16,001/+             13,066                    2,935/+
Pearlman(6)

Gerson I. Fox(7)                      745,917/18.4%            745,917                       --

Sara Finkle(8)                         137,588/3.4%            137,588                       --

Clarence Palitz(9)                     120,340/3.1%            104,166                   16,174/+

CMS Family Assoc(10)                  450,001/10.8%            416,667                   33,334/+

Joseph J. Farley(11)                    57,500/1.5%             48,158                    9,342/+

William Lerner(12)                      48,358/1.3%             48,158                      200/+

John Stieglitz(13)                       48,825/1.3             48,158                      667/+

Richard Cooper(14)                     100,000/2.6%            100,000                       --

Stanley Altschuler(15)                 100,000/2.6%            100,000                       --

Strategic Growth                       100,000/2.6%            100,000                       --
International,
Inc.(16)

InterSystems, Inc.(17)                 169,565/4.5%            169,565                       --

The Mezzanine                           58,789/1.6%             58,789                       --
Financial Fund, L.P.(17)

Core Capital, Inc.(17)                 300,000/8.0%            300,000                       --

Daniel T. Murphy(18)                    58,908/1.6%             28,692                   30,216/+

Marcus Stephanides(19)                  86,098/2.2%             86,098                       --

---------------
+ less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated. Also includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(2) Mr. Pearlman is the Chairman of the Board of Directors of the Company. Includes 83,462 Interest Shares, 66,145 Class A Warrant Shares, 421,875 Series A Conversion Shares and 338,151 Settlement Shares, all of which are offered hereby. Also includes shares issuable upon exercise of stock options (150,000), and upon conversion of 8% Debentures (109,848).

(3) Mr. Lawi is Secretary and a Director of the Company, as well as Chairman of the Company's Executive Committee. Includes 7,023 Interest Shares, 27,763 Class A Warrant Shares, 260,417 Series A Conversion Shares and 187,043 Settlement Shares, all of which are offered hereby. Also includes shares issuable upon exercise of stock options (75,000), and upon conversion of 8% Debentures (62,500).

(4) Mrs. Pearlman is Mr. Pearlman's wife. Her holdings include 98,959 Series A Conversion Shares and 9,324 Class A Warrant Shares, all of which are offered hereby.

(5) Ms. Pearlman is Mr. Pearlman's daughter. Her holdings include 6,117 Interest Shares and 9,324 Class A Warrant Shares, all of which are offered hereby.

(6) Mr. Pearlman is the Executor for the estate of his father. The estate's holdings include 9,181 Interest Shares and 3,885 Class A Warrant Shares, all of which are offered hereby.

(7) Mr. Fox's holdings include 187,924 Interest Shares, 212,766 Series B Conversion Shares, 100,000 Class B Warrant Shares and 245,227 Fox Shares, all of which are offered hereby.

(8) Mrs. Finkle's holdings include 2,692 Interest Shares and 134,896 Series A Conversion Shares, all of which are offered hereby.

(9) Mr. Palitz's holdings include 104,166 Series A Conversion Shares, all of which are offered hereby.

(10) Mr. Palitz is the General Partner of CMS Family Associates, a limited partnership. Its holdings include 416,667 Series A Conversion Shares, all of which are offered hereby.

(11) Mr. Farley is a director of the Company. His holdings include 48,158 Directors Shares offered hereby.

(12) Mr. Lerner is a director of the Company. His holdings include 48,158 Directors Shares offered hereby.

(13) Mr. Stieglitz is a director of the Company. His holdings include 48,158 Directors Shares offered hereby.

(14) Mr. Cooper is a principal of Strategic Growth International, Inc. ("SGI"). His holdings include 50,000 SGI Shares and 50,000 SGI Warrant Shares offered hereby.

(15) Mr. Altschuler is a principal of SGI. His holdings include 50,000 SGI Shares and 50,000 SGI Warrant Shares offered hereby.

(16) Includes 100,000 SGI Warrant Shares offered hereby.

(17) Consists of Settlement Shares offered hereby. Messrs. Pearlman, Lawi, Murphy and Craig are directors and/or officers of InterSystems, Inc., Mezzanine Financial Fund, L.P. and Core Capital, Inc.

(18) Mr. Murphy is the Chief Financial Officer of the Company. His holdings include 28,692 Settlement Shares offered hereby, and 23,333 options and 5,682 shares issuable upon conversion of 8% Debentures.

(19) Consists of 1996 Warrant Shares.
------------

                              PLAN OF DISTRIBUTION

             The Securities offered hereby are being registered to permit the issuance by the Company of registered stock as Preferred Stock Dividend Shares, upon the exercise of the Warrant Securities, and upon conversion of the Convertible Securities in accordance with their respective terms, and to permit the sale of restricted securities held by the Selling Stockholders.

             Additionally, this Prospectus has been prepared for use by certain holders of the Securities who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

             The shares of Common Stock issuable upon exercise of the Warrant Securities, conversion of the Conversion Securities and distribution as dividends on Preferred Stock A and Preferred Stock B will be issued by the Company pursuant to the terms and conditions of those securities. Such Common Stock is being registered pursuant to the Company's contractual obligations to the holders of such securities, and is offered by the Company to permit the issuance by the Company of registered stock upon exercise, conversion or distribution thereof, as the case may be, in accordance with their respective terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrant Securities and Convertible Securities, which shares are being registered hereby pursuant to Rule 416 promulgated under the Act.

             All remaining securities covered by this Prospectus are being offered for the accounts of the respective holders thereof listed under the caption "Selling Stockholders." With the exception of the aggregate exercise price of Warrant Securities, the Company will not receive any of the proceeds from the sale of the Securities offered hereby.

             The Securities may be sold from time to time by the Selling Stockholders, or by their pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus,
(d) a transaction on the American Stock Exchange in accordance with the rules of such exchange, and (e) ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Securities for whom they act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), or otherwise pursuant to an applicable exemption under the Act, may be sold other that pursuant to this Prospectus.

             The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Securities hereunder for the account of the Selling Stockholders. See "Use of Proceeds."

             If required by law, at the time a particular offer of Securities is made, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

             The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incurred in connection with any untrue (or alleged untrue) statement of a material fact or omission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

             Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, certain of the Selling Stockholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

             In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

             The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel, which will be borne by the Selling Stockholders.

                                  LEGAL MATTERS

             Certain legal matters relating to the validity of the Common Stock being registered hereby have been passed upon for the Company by St. John & Wayne, L.L.C., 70 East 55th Street, New York, New York 10022.

                                     EXPERTS

             The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

                The following table sets forth the estimated expenses of Helm Capital Group, Inc. in connection with the distribution of the securities being registered pursuant to this Registration Statement.


         Registration Fee .................       $1,628.32
         Legal Fees and Expenses ..........        5,000.00
         Blue Sky Fees and Expenses .......              --
         Accounting Fees and Expenses .....        1,500.00
         Transfer Agent's Fees and Expenses              --
         Printing and Engraving Expenses ..        1,000.00
         Miscellaneous Expenses ...........          500.00
                                                  ---------
                    TOTAL .................       $9,628.32

Item 15. Indemnification of Directors and Officers.

                Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

                Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

                Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

                Article Eighth of the Registrant's Certificate of Incorporation and Section Six of the Registrants's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

Item 16: Exhibits

5.1      Opinion of St. John & Wayne, L.L.C., legal counsel to the Company *

23.1     Consent of BDO Seidman, LLP. *

23.2     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1) *

24.1     Power of Attorney (included on Signature Page) *

*  filed herewith

Item 17. Undertakings

        The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) [Not applicable];

        (ii) [Not applicable];

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by a Director, Officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut on this 1st day of May, 1998.

                                 HELM CAPITAL GROUP, INC.


                                 By:      /s/ Herbert M. Pearlman
                                          -------------------------------------
                                          Herbert M. Pearlman
                                          President, Chief Executive
                                          Officer, Director
                                          (principal executive officer)


                                 By:      /s/ Daniel T. Murphy
                                          -------------------------------------
                                          Daniel T. Murphy
                                          Exec. Vice President - Finance
                                          (principal financial and
                                           accounting officer)

        Each person whose signature appears below constitutes and appoints Herbert M. Pearlman and Daniel T. Murphy true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place an stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 1, 1998.

/s/ Herbert M. Pearlman                     President, Chief Executive
-------------------------------             Officer, Director (principal
Herbert M. Pearlman                         executive officer)


/s/ David S. Lawi                           Secretary-Treasurer,
-------------------------------             Director
David S. Lawi

/s/ Walter M. Craig, Jr.                     Executive Vice
-------------------------------              President,
Walter M. Craig, Jr.                         Director



/s/ Joseph J. Farley                         Director
-------------------------------
Joseph J. Farley


/s/ William Lerner                           Director
-------------------------------
William Lerner


/s/ John Stieglitz                           Director
-------------------------------
John Stieglitz

                                Exhibit Index
                              ------------------



5.1      Opinion of St. John & Wayne, L.L.C., legal counsel to the Company *

23.1     Consent of BDO Seidman, LLP. *

23.2     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1) *

24.1     Power of Attorney (included on Signature Page) *

*  filed herewith